UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8000 South Federal Way Boise, Idaho	83716-9632
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Form 8-A/A is filed by Micron Technology, Inc. (the “Registrant”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on July 22, 2016.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

At 5:00 P.M., New York City time, on July 19, 2019, the “Final Expiration Date” occurred under the Rights Agreement, dated as of July 20, 2016, between the Registrant and Wells Fargo Bank, National Association (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.10 per share, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one-half of one share of Common Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

Item 2. Exhibits.

Item 2 is hereby amended and restated as follows:

Exhibit
Number	Description
*3.1

Restated Certificate of Incorporation of the Registrant (Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 26, 2015).

*4.1

Section 382 Rights Agreement, dated as of July 20, 2016, between the Registrant and Wells Fargo Bank, National Association (Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on July 22, 2016.

*                  Incorporated by reference.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MICRON TECHNOLOGY, INC.
DATED: July 19, 2019

	By:	/s/ David A. Zinsner
	Name:	David A. Zinsner
	Title:	Senior Vice President and Chief Financial Officer

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